Exhibit 99.1

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

Proposal	For	Against	Abstain
1. to consider and vote upon a proposal to approve the Business Combination Agreement, dated as of April 17, 2023, as amended by Amendment No. 1, dated as of May 12, 2023 ("Amendment No. 1") and Amendment No. 2, dated as of [•], 2023 ("Amendment No. 2" and collectively, the "Business Combination Agreement"), by and among Anzu Special Acquisition Corp I ("Anzu"), Envoy Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Anzu ("Merger Sub"), and Envoy Medical Corporation, a Minnesota corporation ("Envoy"), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Envoy, with Envoy surviving the merger as a wholly owned subsidiary of Anzu (the "Merger" and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection with the Business Combination Agreement, the "Business Combination"). Following the closing of the Merger (the "Closing"), Anzu will be renamed "Envoy Medical, Inc.", which is referred to herein as "New Envoy" in the accompanying proxy statement/prospectus. Copies of the Business Combination Agreement, Amendment No. 1 and Amendment No. 2 are attached as Annex A-1, Annex A-2 and Annex A-3, respectively, to the accompanying proxy statement/prospectus, respectively (the "Business Combination Proposal").	0	0	0
2. to consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of New Envoy (the "Proposed Charter"), to be approved and adopted in connection with the Business Combination Agreement (the "Charter Proposal").	0	0	0
3. to consider and vote, on a non-binding, advisory basis, upon the following separate proposals to approve the following amendments to the Amended and Restated Certificate of Incorporation of Anzu:			
A. To change the total number of shares of all classes of authorized capital stock.	0	0	0
B. To provide that the Anzu board of directors (the "Board") be divided into three classes with only one class of directors being elected each year and each class serving three-year terms.	0	0	0
C. To eliminate the classification of Anzu Class B common stock, par value $0.0001.	0	0	0
D. To provide that the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of at least a majority of the voting power of Company stock outstanding and entitled to vote thereon.	0	0	0
E. To provide that two-thirds of the total voting power of all the then-outstanding voting securities shall be required to adopt, amend or repeal Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article X of the Proposed Charter.	0	0	0
F. To remove the various provisions applicable only to special purpose acquisition companies and change Anzu's name from "Anzu Special Acquisition Corp I" to "Envoy Medical, Inc." and make certain other changes that the Board deems appropriate for a public operating company.	0	0	0

4. to consider and vote upon a proposal to elect seven directors to serve on the board of directors of New Envoy (the "Director Election Proposal").

Nominees:	For	Withhold
Brent Lucas	0	0
Charles Brynelsen	0	0
Whitney Haring-Smith	0	0
Glen A. Taylor	0	0
Mona Patel	0	0
Janis Smith-Gomez	0	0
Susan J. Kantor	0	0

Proposal	For	Against	Abstain
5. to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq's applicable listing rules, the issuance of up to 15,000,000 shares of Anzu Class A Common Stock to Envoy shareholders pursuant to the Business Combination Agreement and approximately 4,500,000 shares of Series A Preferred Stock to the Sponsor and GAT.	0	0	0
6. to consider and vote upon a proposal to approve and adopt the Envoy Medical, Inc. 2023 Equity Incentive Plan.	0	0	0
7. to consider and vote upon a proposal to approve and adopt the approve and adopt the Envoy Medical, Inc. 2023 Employee Stock Purchase Plan.	0	0	0
8. to consider and vote upon a proposal to adjourn the Special Meeting to a later date, if necessary, to solicit additional proxies in favor of the foregoing proposals.	0	0	0
	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000555063_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Registration Statement/Prospectus are available at [●] Anzu Special Acquisition Corp I [●] The shareholder(s) hereby appoint(s) [●] and [●], or either of them, as proxies, each with the power to appoint [his or her] substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Anzu Special Acquisition Corp I that the shareholder(s) are entitled to vote at the Special Meeting of Shareholders to be held at [●] [AM/PM], EDT on September [●], 2023, [via live webcast at [website]] and any adjournment or postponement thereof. Continued and to be signed on reverse side